Exhibit 10.20
PROMISSORY NOTE

Principal	Loan Date	Maturity	Loan No.	Call/Coll	Account	Officer	Initials
$5,000.000.00	10-15-2006	10-15-2007	067404490	22/49		0705
References in the shaded area are for Lender’s use only and do not limit the applicability of this document to any particular loan or item.
Any item above containing ***** has been omitted due to text length limitations.

Borrower:	Aurora Energy, Ltd	Lender:	Northwestern Bank
	4110 Copper Ridge Dr. Ste. 100		Traverse City Garfield
	Traverse City, MI 49684		PO Box 809
625 S. Garfield Ave.
Traverse City, MI 49685

Principal Amount: $5,000,000.00	Initial Rate: 8.250%	Date of Note: October 15, 2006
PROMISE TO PAY. Aurora Energy, Ltd (“ Borrower”) promises to pay to Northwestern Bank (“Lender”), or order, in lawful money of the United States of America, the principal amount of Five Million & 00/100 Dollars ($5,000,000.00) or as much as may be outstanding, together with interest on the unpaid outstanding principal balance of each advance. Interest shall be calculated from the date of each advance until repayment of each advance.
PAYMENT. Borrower will pay this loan in one payment of all outstanding principal plus all accrued unpaid interest on October 15, 2007. In addition, Borrower will pay regular monthly payments of all accrued unpaid interest due as of each payment date, beginning November 15, 2006, with all subsequent interest payments to be due on the same day of each month after that. Unless otherwise agreed or required by applicable law, payments will be applied first to any accrued unpaid interest, then to principal; then to any late charges; and then to any unpaid collection cost. The annual interest rate for this Note is computed on a 385/380 basis; that is, by applying the ratio of the annual interest rate over a year of 360 days, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.
VARIABLE INTEREST RATE. The interest rate on this Note is subject to change from time to time based on changes in an independent index which is the Prime Rate as published in the “Wall Street Journal” (the “Index”). The Index is not necessarily the lowest rate charged by Lender on its loans. If the Index becomes unavailable during the term of this loan, Lender may designate a substitutes index after notifying Borrower. Lender will tell Borrower the current index rate upon Borrower’s request. The interest rate change will not occur more often than each day. A change in the interest rate will take effect on the following day. Borrower understands that Lender may make loans based on other rates as well. The Index currently is 8.250% per annum. The interest rate to be applied to the unpaid principal balance during this Note will be at a rate equal to the Index, resulting in an initial rate of 8.250% per annum. NOTICE: Under no circumstances will the interest rate on this Note be more than (except for any higher default rate shown below) the lesser of 25.000% per annum or the maximum rate allowed by applicable law.
PREPAYMENT. Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments, will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments of accrued unpaid interest. Rather, early payments will reduce the principal balance due. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other conditions or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: Northwestern Bank, Commercial Loan Servicing, PO Box 809 Traverse City , MI 49685-0809.
LATE CHARGE. If a payment is 15 days or more late, Borrower will be charged 5.000% of the regularly scheduled payment or $200.00, whichever is less.
INTEREST AFTER DEFAULT. Upon default, including failure to pay upon final maturity, the interest rate on this Note shall be increased by adding a 2.000 percentage point margin (“Default Rate Margin”). The Default Rate Margin shall also apply to each succeeding interest rate change that would have applied had there been no default. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.
DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:
Payment Default. Borrower falls to make any payment when due under this Note.
Other Defaults. Borrower falls to comply with or to perform any other term, obligation, covenant of condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.
Default in Favor of Third Parties. Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.
False Statements. Any warranty, representation or statement made at furnished to Lender by Borrower or an Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or at the time made or furnished or becomes false or misleading at any time thereafter.
Insolvency. The dissolution or termination or Borrower’s existence as a going business, the insolvency or Borrower, the appointment of a receiver for any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.
Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, pelf-help, repossession or nay other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is a good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sale discretion, as being an adequate reserve or bond for the dispute.
Events Affecting Guarantor. Any of the proceeding events occurs with respect to any Guarantor of any of the Indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the Indebtedness evidenced by this Note. In the event of a death, Lender, at its option, may but shall not be required to, permit the Guarantor’s estate to assume unconditionally the obligations arising under the guaranty in a manner satisfactory to Lender, and in doing so, cure any Event of Default.
Change in Ownership. Any change in ownership of twenty-five percent (25%) or more of the common stock of Borrower.
Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.
Insecurity. Lender in good faith believes itself insecure.
Cure Provisions. If any default, other then a default in payment is curable and if Borrower has not been given a notice of a branch of the same provision of this Note within the proceeding twelve (12) months, it may be cured if Borrower, after receiving written notice from Lender demanding cure of such default: (1) [ILLEGIBLE] the default within seven (7) days; or (2) If the cure required more than seven (7) days immediately initiates steps which Lender deems in Lender’s sale discretion to be sufficient to cure the default and thereafter continued and completes all reasonable and necessary steps sufficient to produce compliance as soon as reasonably practical.
LENDER’S RIGHTS. Upon default, Lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and than Borrower will pay that amount.
ATTORNEYS’ FEES: EXPENSES. Lender may hire or pay someone also to help collect this Note II Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s reasonable attorneys’ fees and Lender’s legal expenses whether or not therein a lawsuit, including reasonable attorney’s fees and expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or injunction), and appeals. If not prohibited by applicable law, Borrower also will pay any court costs, in addition to all other sums provided by law.
JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by another Lender or Borrower against the other.
GOVERNING LAW. This Note will be governed by federal law applicable to Lender and to the extent not prompted by federal law, the laws of

Loan No: 087404490	PROMISSORY NOTE (Continued)	Page 2
the State of Michigan without regard to its conflicts of law provisions. This Note has been accepted by Lender in the State of Michigan.
CHOICE OF VENUE. If there is a lawsuit, Borrower agrees upon Lender’s request to submit to the jurisdiction of the courts of Grand Traverse Country, State of Michigan.
RIGHT OF SETOFF. To the extent, permitted by applicable law, Lender reserves a right of setoff in all Borrower’s accounts with Lender (whether checking, savings, or same other account). This includes all accounts Borrower holds jointly with someone also and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts, and, at Lender’s option, to administratively freeze all such accounts to allow Lender to protect Lender’s charge and setoff rights provided in this paragraph.
LINE OF CREDIT. This Note evidences a revolving line of credit. Advances under this Note may be requested either orally or in writing by Borrower or by an authorized person. Lender may, but need not, require that all oral requests be confirmed in writing. All communications, Instructions, or directions by telephone or otherwise to Lender are to be directed to Lender’s office shown above. Borrower agrees to be liable for all sums either: (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower’s accounts with Lender. The unpaid principal balance owing on this Note at any time may be evidenced by endorsements on this Note or by Lender’s internal records, including daily computer print-outs. Lender will have no obligation to advance funds under this Note if: (A) Borrower or any guarantor is in default under the terms of this Note or any agreement that Borrower or any guarantor has with Lender, including any agreement made in connection with the signing of this Note; (B) Borrower or any guarantor ceases doing business or is insolvent; (C) any guarantor seeks, claims or otherwise attempts to limit, modify or revoke such guarantor’s guarantee of this Note or any other loan with Lender; (D) Borrower has applied funds provided pursuant to this Note for purposes other than those authorized by Lender; or (E) Lender in good faith believes itself insecure.
COLLATERAL. This loan along with the $1,125,000 Letter of Credit facility are secured by 3,251,250 shares of Cadence Resources Corporation Stock. The total loan to value shall stay at or above 70% at all times.
SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s hairs, personal representatives, successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.
NOTIFY US OF INACCURATE INFORMATION WE REPORT TO CONSUMER REPORTING AGENCIES. Please notify us if we report any inaccurate information about your account(s) to a consumer reporting agency. Your written notice describing the specific inaccuracy [ies] should be sent to us at the following address: Northwestern Bank , Traverse City Garfield, PO Box 809, 625 S. Garfield Ave., Traverse City, MI 49685.
GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who sings, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon or perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without the consent of or notice of anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.
PRIOR TO SIGNING THIS NOTE, BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE, INCLUDING THE VARIABLE INTEREST RATE PROVISIONS. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.
BORROWER:

AURORA ENERGY, LTD

By:	/s/ William W. Derreau William W. Derreau, President of Aurora Energy, Ltd

LENDER:

NORTHWESTERN BANK

X	[ILLEGIBLE]

Authorized Signer
[ILLEGIBLE]